Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated December 1, 2008, in this Registration Statement on Form S-1 of Restaurant Concepts of America, Inc., for the registration of shares of its common stock. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

LBB & Associates Ltd., LLP

Houston, Texas
July 10, 2009